                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement    [ ] Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))
    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                      RAMCO-GERSHENSON PROPERTIES TRUST
- -------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)



- -------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
or Item 22(a)(2) of Schedule 14A.

    [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- --------------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------

    (5) Total fee paid:

- --------------------------------------------------------------------------------

    [ ] Fee paid previously with preliminary materials.

- --------------------------------------------------------------------------------

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

- --------------------------------------------------------------------------------

    (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------

    (3) Filing party:

- --------------------------------------------------------------------------------

    (4) Date filed:

- --------------------------------------------------------------------------------

                       RAMCO-GERSHENSON PROPERTIES TRUST
                     26700 NORTHWESTERN HIGHWAY, SUITE 200
                           SOUTHFIELD, MICHIGAN 48034

Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders of Ramco-Gershenson Properties Trust (the "Trust") on Tuesday, September 10, 1996 at 11:00 a.m. at the Ritz-Carlton Hotel, 300 Town Center Drive, Dearborn, Michigan. Your Board of Trustees and management look forward to greeting personally those Shareholders who are able to attend.

     The meeting principally concerns the election of three Trustees for three-year terms expiring in 1999. The nominees listed in the enclosed proxy materials are presently Trustees of the Trust.

     Your Board of Trustees recommends a vote "FOR" each of the listed nominees. The accompanying Proxy Statement contains additional information and should be reviewed carefully by Shareholders. The Trust has previously mailed a copy of the Trust's Annual Report for fiscal year 1995 to each Shareholder. If you wish to receive a copy of the Annual Report, please contact Linda Anderson at (810) 350-9900, or write to the Trust at the address indicated above, and a copy of the Annual Report will be sent to you.

     It is important that your shares be represented and voted at the meeting, whether or not you plan to attend. Please sign, date and mail the enclosed proxy card at your earliest convenience.

     Your continued interest and participation in the affairs of the Trust are greatly appreciated.

                                  Sincerely,
                                  /s/Joel D. Gershenson
                                  Joel D. Gershenson
                                  Chairman

August 19, 1996

                       RAMCO-GERSHENSON PROPERTIES TRUST

                 NOTICE OF 1996 ANNUAL MEETING OF SHAREHOLDERS
                               SEPTEMBER 10, 1996
                            ------------------------

To the Shareholders of Ramco-Gershenson Properties Trust:

     Notice is hereby given that the 1996 Annual Meeting of Shareholders of Ramco-Gershenson Properties Trust (the "Trust") will be held at the Ritz-Carlton Hotel, 300 Town Center Drive, Dearborn, Michigan on September 10, 1996 at 11:00 a.m., to consider and take action upon the following matters:

        (1) The election of three (3) Trustees for a term to expire in 1999;

        (2) The ratification of the selection by the Board of Trustees of the Trust of Deloitte & Touche LLP as the independent auditors of the Trust for the fiscal year commencing January 1, 1996; and

        (3) The transaction of such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Trustees has fixed the close of business on July 24, 1996 as the record date for the determination of Shareholders entitled to notice of and to vote at the meeting and any adjournment thereof. A list of Shareholders entitled to vote at the meeting will be available for examination by any Shareholder, for any purpose germane to such meeting, during ordinary business hours during the 10 days prior to the meeting date, at the offices of the Trust, 27600 Northwestern Highway, Suite 200, Southfield, Michigan 48034.

                                        By Order of the Board of Trustees
                                        /s/Richard D. Gershenson
                                        Richard D. Gershenson
                                        Executive Vice President & Secretary

     ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU INTEND TO BE PRESENT, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE STAMPED AND ADDRESSED ENVELOPE ENCLOSED FOR YOUR CONVENIENCE. SHAREHOLDERS CAN HELP THE TRUST AVOID UNNECESSARY EXPENSE AND DELAY BY PROMPTLY RETURNING THE ENCLOSED PROXY CARD. THE BUSINESS OF THE MEETING TO BE ACTED UPON BY THE SHAREHOLDERS CANNOT BE TRANSACTED UNLESS AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OF BENEFICIAL INTEREST IS REPRESENTED AT THE MEETING.

                       RAMCO-GERSHENSON PROPERTIES TRUST
                     27600 NORTHWESTERN HIGHWAY, SUITE 200
                           SOUTHFIELD, MICHIGAN 48034
                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                         ANNUAL MEETING OF SHAREHOLDERS

                            ------------------------

                                  INTRODUCTION

GENERAL

     The accompanying form of proxy is solicited on behalf of the Board of Trustees of Ramco-Gershenson Properties Trust (the "Trust") for use at the Annual Meeting of Shareholders of the Trust (the "Meeting") to be held at the Ritz-Carlton Hotel, 300 Town Center Drive, Dearborn, Michigan on September 10, 1996. The Trust has first mailed these proxy materials to holders (the "Shareholders") of shares of beneficial interest, $.10 par value (the "Shares"), on or about August 19, 1996. The Trust's executive offices are located at 27600 Northwestern Highway, Suite 200, Southfield, Michigan 48034 (telephone: (810) 350-9900). Shareholders of record at the close of business on July 24, 1996 (the "Record Date") will be entitled to vote at the Meeting.

     Proxies in the accompanying form which are properly executed and duly returned to the Trust and not revoked will be voted as specified and, if no direction is made, will be voted for the election of each of management's three nominees for re-election as Trustees and in favor of proposal 2. Each proxy granted is revocable and may be revoked at any time prior to its exercise by giving notice to the Trust of its revocation. A Shareholder who attends the Meeting in person may, if such Shareholder wishes, vote by ballot at the Meeting, thereby cancelling any proxy previously given.

     As of July 24, 1996, 7,123,105 Shares of the Trust were outstanding, with each Share entitled to one vote on all matters that may come before the Meeting.

CLOSING OF THE RAMCO TRANSACTION

     On May 10, 1996, the acquisition by the Trust of substantially all of the shopping center and retail properties, as well as the management organization and personnel and business operations, of Ramco-Gershenson Inc. ("Ramco") and its affiliates was consummated (the "Ramco Transaction"). The Ramco Transaction was approved at a special meeting of the shareholders of the Trust held on April 29, 1996 pursuant to a Notice of Special Meeting and Proxy Statement mailed to Shareholders on or about March 29, 1996. As part of the Ramco Transaction, the Trust changed its name from RPS Realty Trust to Ramco-Gershenson Properties Trust.

     In connection with the consummation of the Ramco Transaction, Messrs. Edward Blumenfeld, Samuel M. Eisenstat, William A. Rosoff and Alfred D. Stalford resigned as Trustees of the Trust. Such Trustees were replaced by Messrs. Joel
D. Gershenson, Dennis E. Gershenson, Robert D. Meister and Mark K. Rosenfeld. In addition, Mr. Edwin J. Glickman, who was previously appointed to the Board of Trustees, resigned and was replaced by Mr. Selwyn Isakow.

                              ELECTION OF TRUSTEES

     At the Meeting, three Trustees comprising the Class II Trustees are to be elected for three-year terms expiring in 1999. It is intended that votes will be cast pursuant to proxies received from Shareholders of the Trust FOR the nominees listed hereinafter, all of whom are presently Trustees of the Trust, unless contrary instructions are received.

     If for any reason any of the nominees becomes unavailable for election, the proxies solicited will be voted for such nominees as are selected by management. Management has no reason to believe that any of the nominees is not available or will not serve if elected. The election of such Trustee will be decided by a plurality of the Shares present and entitled to vote at the Meeting.

     Set forth in the following table is certain information with respect to each nominee nominated to serve as a Class II Trustee for a term to expire in 1999 and certain information relating to the Class I Trustees and Class III Trustees, whose terms expire in 1997 and 1998, respectively.

                                                                                        YEAR FIRST
          NAME OF TRUSTEE/                                                               BECAME A
        NOMINEE FOR ELECTION            AGE             PRINCIPAL OCCUPATION            TRUSTEE(1)
- -------------------------------------   ---    --------------------------------------   ----------
          CLASS II: NOMINEES FOR ELECTION FOR TERMS TO EXPIRE IN 1999
Selwyn Isakow                           44     Founder, Chairman and President of The      1996
                                               Oxford Investment Group, Inc., a
                                               private investment and development
                                               group investing in manufacturing,
                                               financial services and selected other
                                               companies, since 1985. Mr. Isakow also
                                               serves on the Board of Directors of
                                               Champion Enterprises, Inc.
Arthur H. Goldberg                      54     President of Manhattan Associates,          1988
                                               LLC, a merchant and investment banking
                                               firm, since February 1994. Mr.
                                               Goldberg served as Chairman of Reich &
                                               Company, Inc. (formerly Vantage
                                               Securities, Inc.), a securities and
                                               investment brokerage firm, from
                                               February 1990 to December 1993.
Mark K. Rosenfeld                       50     Chairman of the Board since 1993 and        1996
                                               Chief Executive Officer since 1992 of
                                               Jacobson Stores Inc. ("Jacobson"), a
                                               retail fashion merchandiser, and a
                                               director and member of the Executive
                                               Committee of the Board of Jacobson.
                                               Mr. Rosenfeld also served as President
                                               of Jacobson from 1982-1993. Mr.
                                               Rosenfeld is also a director of TCF
                                               Financial Corporation, the holding
                                               company of federally chartered savings
                                               banks.

- ---------------
(1) Includes periods served as trustee of the Trust's predecessors.

                       CLASS I: TERM TO EXPIRE IN 1998

Joel D. Gershenson                      55     Chairman of the Trust since May 1996.        1996
                                               Previously, Mr. Joel Gershenson was
                                               president of Ramco, a property
                                               management and development company,
                                               from 1976 to 1996. Mr. Joel Gershenson
                                               has spent the last 15 years directing
                                               the Property Management/Asset
                                               Management Department of Ramco.

Dennis E. Gershenson                    53     President and Chief Executive Officer        1996
                                               of the Trust since May 1996.
                                               Previously, Mr. Dennis Gershenson was
                                               Vice President -- Finance and
                                               Treasurer of Ramco from 1976 to 1996.
                                               Mr. Dennis Gershenson has, for the
                                               past 18 years, arranged all of the
                                               financing of Ramco's initial
                                               developments, expansions and
                                               acquisitions.

Robert A. Meister                       55     Vice Chairman of Aon Risk Services &         1996
                                               Co., an insurance brokerage, risk
                                               consulting, reinsurance and employee
                                               benefits company, which is a
                                               subsidiary of Aon Corporation, since
                                               March 1991.




                      CLASS III: TERM TO EXPIRE IN 1997

Stephen R. Blank                        51     Managing Director of Oppenheimer &           1988
                                               Co., Inc. since November 1993.
                                               Previously, Mr. Blank was Managing
                                               Director, Real Estate Corporate
                                               Finance, of Cushman & Wakefield, Inc.
                                               for four years.

Herbert Liechtung                       66     President of the Trust from 1988 to          1981
                                               February 1996. In connection with the
                                               Ramco Transaction, Mr. Liechtung
                                               resigned his position as President of
                                               the Trust.

Joel M. Pashcow                         54     Chairman of the Trust from 1988 to May       1980
                                               1996. In connection with the Ramco
                                               Transaction, Mr. Pashcow resigned his
                                               position as Chairman of the Trust and
                                               now serves as Chairman of the Board of
                                               Trustees of Atlantic Realty Trust, a
                                               Maryland real estate investment trust.

- ---------------
(1) Includes periods served as trustee of the Trust's predecessors.

OTHER INFORMATION ABOUT TRUSTEES

     Messrs. Joel Gershenson, Dennis Gershenson, Richard Gershenson, Executive Vice President and Secretary of the Trust, and Bruce Gershenson, Executive Vice President and Treasurer of the Trust, are brothers. Mr. Joel Gershenson and Mr. Dennis Gershenson were general partners of a real estate partnership that filed a voluntary petition for bankruptcy in 1992.

     Set forth below is information as to the Shares beneficially owned as of July 24, 1996 by each of the Trustees, by each of the executive officers included in the Summary Compensation Table below and by all Trustees and executive officers as a group, based on information furnished by each Trustee and executive officer.

                       NAME OF TRUSTEE/                           SHARES OWNED           PERCENT OF
                       EXECUTIVE OFFICER                          BENEFICIALLY(1)          CLASS
- ---------------------------------------------------------------   ------------           ----------
Selwyn Isakow..................................................           --                  --
Arthur H. Goldberg.............................................       48,975(2)              (3)
Mark K. Rosenfeld..............................................        1,000                 (3)
Joel D. Gershenson.............................................           --                  --
Dennis E. Gershenson...........................................        1,000                 (3)
Robert A. Meister..............................................           --                  --
Stephen R. Blank...............................................        1,962(4)              (3)
Herbert Liechtung..............................................       94,560(5)              1.3%
Joel M. Pashcow................................................      186,308(6)              2.6%
Stanley Rappoport..............................................           --                  --
Edwin R. Frankel...............................................           --                  --
John J. Johnston, Jr. .........................................           --                  --
All Trustees and Executive Officers as a group (12 persons)....      333,805                 4.7%

- ---------------
(1) All amounts are owned directly unless otherwise noted.

(2) Includes 39,125 Shares owned by Mr. Goldberg's wife, 3,750 Shares owned by trusts for his daughters and 6,100 Shares owned by a pension trust. Mr. Goldberg disclaims beneficial ownership of the Shares owned by his wife and by the trusts for his daughters.

(3) Less than 1% of the class.

(4) Includes 1,412 Shares owned by trusts for Mr. Blank's daughters and 550 Shares held in an IRA account for the benefit of Mr. Blank. Mr. Blank disclaims beneficial ownership of the Shares owned by the trusts for his daughters.

(5) Includes 42,514 Shares owned by Mr. Liechtung's wife and 52,046 Shares held in an IRA account for the benefit of Mr. Liechtung and in a retirement savings plan. Mr. Liechtung disclaims beneficial ownership of the Shares owned by his wife.

(6) Includes 71,781 Shares held in an IRA account for the benefit of Mr. Pashcow and in a retirement savings plan and a pension and profit sharing account and 95,325 Shares owned by an irrevocable trust for his daughter and by a foundation of which Mr. Pashcow is trustee (for all of which trusts Mr. Pashcow has shared voting and investment powers). Mr. Pashcow disclaims beneficial ownership of the Shares owned by the foundation and by each of the trusts.

                                   COMMITTEES

     The Trust has an Audit Committee which is presently comprised of Messrs. Blank (Chairman), Rosenfeld and Isakow. The Audit Committee's duties include the review and oversight of all transactions between the Trust and its Trustees, officers, holders of 5% or more of its Shares or any affiliates, periodic review of the Trust's financial statements and meetings with the Trust's independent auditors. The Audit Committee met once during 1995.

     The Trust also has a Compensation Committee which is presently comprised of Messrs. Goldberg (Chairman), Blank and Meister. The Compensation Committee's duties include reviewing all compensation arrangements of the Trust with its officers and employees and considering changes and/or additions to such compensation arrangements, including stock option, pension and profit-sharing plans. The Compensation Committee acts as administrator of the Trust's 1989 Employees' Stock Option Plan and 1996 Share Option Plan. The Compensation Committee met once during 1995.

     The Trust also has a Nominating Committee which is presently comprised of Messrs. Rosenfeld (Chairman), Liechtung and Isakow. The Nominating Committee considers the performance of incumbent Trustees and recommends to the Shareholders nominees for election as Trustees. The Nominating Committee will consider nominees for Trustees recommended by Shareholders. Such recommendations for the 1997 Annual Meeting of Shareholders should be submitted to the Chairman of the Board at 26700 Northwestern Highway, Suite 200, Southfield, Michigan 48034 by February 10, 1997. The Nominating Committee was established after the end of fiscal 1995.

     The Trust also has an Executive Committee which is presently comprised of Messrs. Pashcow (Chairman) and Dennis Gershenson. The Executive Committee is permitted to exercise all of the powers and authority of the Board of Trustees, except as limited by applicable law and by the Trust's Bylaws. The Executive Committee was established after the end of fiscal 1995.

     The Trust also has a Transition Committee which is presently comprised of Mr. Blank. The Transition Committee's duties include considering and resolving any issues which may arise in connection with the consummation of the Ramco Transaction and authorizing the execution of any documents or agreements related thereto. The Transition Committee was established after the end of fiscal 1995.

     During the year ended December 31, 1995, the Board of Trustees held fifteen meetings. All of the Trustees except for Edward Blumenfeld (who attended 73%) and Samuel M. Eisenstat (who attended 67%), each of whom resigned in connection with the Ramco Transaction, attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Trustees and (ii) the total number of meetings held by all committees on which such Trustee served.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     As of July 24, 1996, the following persons were known by the Trust to be the beneficial owners of more than five percent of the Shares of the Trust:

                      NAME AND ADDRESS                              AMOUNT AND NATURE          PERCENT
                     OF BENEFICIAL OWNER                         OF BENEFICIAL OWNERSHIP*      OF CLASS
- -------------------------------------------------------------    ------------------------      --------
Poff & Co. (Trustee for Policemen and Firemen Retirement                431,148                   6.1%
  System of the City of Detroit)                                        Shares
  c/o Comerica Bank, Inc.                                                owned
  P.O. Box 1319                                                        directly
  Detroit, Michigan 48231
Ryback Management Corp. and/or Lindner Investment                       560,025                   7.9%
  Series Trust, in a fiduciary capacity for Lindner Growth           Shares owned
  Fund                                                             as fiduciary with
  c/o Ryback Management Corporation                                 sole voting and
  7711 Carondelet Avenue,                                          disposition power
  Box 16900
  St. Louis, Missouri 63105

- ---------------
* Based solely upon a Schedule 13D and a Schedule 13G filed with the Securities and Exchange Commission in December 1989 (Poff & Co.) and on February 5, 1996 (Ryback Management Corp.), respectively.

                    MANAGEMENT COMPENSATION AND TRANSACTIONS

CASH COMPENSATION

     The following table sets forth information with respect to the cash compensation paid by the Trust for services rendered during the year ended December 31, 1995 to Mr. Pashcow, the Trust's Chairman for such fiscal year, and the four other most highly compensated executive officers of the Trust, whose total remuneration from the Trust exceeded $100,000 for such period:

                           SUMMARY COMPENSATION TABLE

                                                              ANNUAL COMPENSATION
                                                       ---------------------------------
                     (A)                       (B)       (C)       (D)          (E)             (I)
                                                                               OTHER
                                                                               ANNUAL        ALL OTHER
                                                       SALARY     BONUS     COMPENSATION    COMPENSATION
         NAME AND PRINCIPAL POSITION           YEAR    ($)(1)     ($)(2)       ($)(3)          ($)(4)
- ---------------------------------------------  ----    -------    ------    ------------    ------------
Joel M. Pashcow..............................  1995    331,012      --         81,531           8,100
  Chairman(5)                                  1994    321,650    19,172       97,828           8,100
                                               1993    312,561     5,412       51,358          12,735
Herbert Liechtung............................  1995    331,012      --         13,144           8,100
  President(6)                                 1994    321,650    38,342       16,054           8,100
                                               1993    312,561    11,023       11,049          12,735
Stanley Rappoport............................  1995    167,964      --          2,520           8,100
  Executive Vice President(7)                  1994    163,072      --          1,404           8,100
                                               1993    158,314      --          1,404           8,625
Edwin R. Frankel.............................  1995    114,860    18,000        3,085           7,748
  Senior Vice President & Treasurer(7)         1994    111,514    18,000        3,029           7,535
                                               1993    108,262    18,000          348           6,837
John J. Johnston, Jr. .......................  1995    113,869    17,600        1,404           7,574
  Vice President--Real Estate                  1994    110,552    17,600        1,404           7,372
  Counsel & Secretary(7)                       1993    107,330    17,600        1,404           6,822

- ---------------
(1) Includes car allowances payable to Messrs. Liechtung and Pashcow pursuant to the terms of their respective employment agreements.

(2) Bonus amounts earned by Messrs. Liechtung and Pashcow for any year represent Distribution Incentive Bonus and Origination Bonus for that fiscal year earned pursuant to the terms of their employment agreements.

(3) Includes perquisites and other personal benefits for such officer, including certain life insurance premium payments, paid on behalf of the named officers. Of the amounts reflected for Mr. Pashcow, $76,857 was paid during 1994 for tax and accounting services performed on behalf of Mr. Pashcow for the years 1992, 1993 and 1994, and $42,357 was paid for such services for 1995.

(4) Includes discretionary contributions by the Trust to the RPS Realty Trust Retirement Savings Plan for such named officer's account, including forfeitures, if any.

(5) Pursuant to a termination agreement with Mr. Pashcow, Mr. Pashcow ceased to be an executive officer of the Trust as of May 10, 1996.

(6) Pursuant to the Liechtung Termination Agreement, Mr. Liechtung ceased to be an executive officer of the Trust as of February 29, 1996.

(7) In connection with the consummation of the Ramco Transaction, such officer ceased to be an executive officer of the Trust in May 1996.

EMPLOYMENT AGREEMENTS

     Pursuant to a Termination Agreement, dated as of March 26, 1996, between the Trust and Mr. Pashcow (the "Pashcow Termination Agreement"), Mr. Pashcow agreed to terminate his employment as Chairman of the Trust effective as of the closing of the Ramco Transaction, which occurred on May 10, 1996. Neither the Trust nor Mr. Pashcow has any further obligations under Mr. Pashcow's employment agreement, except that the Trust continues to be obligated to perform its indemnification obligations thereunder. In accordance with the terms of the Pashcow Termination Agreement: (i) the Trust paid $310,416 to Mr. Pashcow and agreed to pay to Mr. Pashcow $1,600,000 on January 15, 1997 with interest at the rate of 7.75%, (ii) Mr. Pashcow surrendered to the Trust for cancellation all 600,000 Share options previously granted to him by the Trust, which options were fully vested and provided for an exercise price of $23.00 per Share (subject to adjustment as set forth in the applicable stock incentive plan) and (iii) the Trust paid, upon the closing of the Ramco Transaction, an origination bonus in the amount of $79,900 in accordance with his employment agreement. Pursuant to a letter agreement executed in connection with the closing of the Ramco Transaction, Atlantic Realty Trust, a Maryland real estate investment trust ("Atlantic"), agreed to pay the Trust the $1,600,000 which is to be paid by the Trust to Mr. Pashcow on January 15, 1997. Such amount is to be paid by Atlantic no later than November 9, 1997 and is represented by a secured promissory note which bears interest at a rate of interest equal to the Base Rate as announced by the First National Bank of Boston.

     Pursuant to an Amended and Restated Termination Agreement, dated as of February 29, 1996 (the "Liechtung Termination Agreement"), Mr. Liechtung terminated his employment as President of the Trust effective as of February 29, 1996. Neither the Trust nor Mr. Liechtung has any further obligations under Mr. Liechtung's employment agreement, except that the Trust continues to be obligated to perform its indemnification obligations thereunder. In accordance with the terms of the Liechtung Termination Agreement: (i) the Trust paid to Mr. Liechtung a lump-sum termination payment of $1,478,402 and (ii) Mr. Liechtung surrendered to the Trust for cancellation all 600,000 Share options previously granted to him by the Trust, which options were fully vested and provided for an exercise price of $23.00 per Share (subject to adjustment as set forth in the applicable stock incentive plan). In addition, the Trust paid $159,800 to Mr. Liechtung, which amount represented the origination bonus Mr. Liechtung would have been entitled to receive under his employment agreement if the Ramco Transaction occurred during its term.

     In connection with the consummation of the Ramco Transaction, each of Messrs. Joel Gershenson, Dennis Gershenson, Richard Gershenson, Bruce Gershenson and Michael A. Ward (collectively, the "Ramco Principals") entered into employment agreements (collectively, the "Ramco Principals' Employment Agreements") with the Trust for an initial period of three years commencing on May 10, 1996, subject to automatic one year extensions thereafter, provided the Board of Trustees has considered the extension of such term not more than 90 days nor less than 30 days prior to the expiration of the term. Pursuant to such agreements each Ramco Principal will receive an annual base salary of $100,000 and such other fringe benefits and perquisites (including, without limitation, medical, dental, disability and life insurance and participation in employee benefits plans) as are generally made available to management employees of the Trust. In addition to base salary the Ramco Principals will receive annual performance-based compensation as determined by the Compensation Committee. Each Ramco Principals' Employment Agreement provides that such bonus shall not, for each year of such agreement, be less than the following: (i) if Funds From Operations (as defined below) per share, on an annualized basis, for the year for which the bonus is to be paid, increases by less than 5% from the Funds From Operations per share for the previous year, then 0%; (ii) if Funds From Operations per share, on an annualized basis, for the year for which the bonus is to be paid, increases by at least 5% but less than 7% from the Funds From Operations per share for the previous year, then 15% of the executive's base salary for the year for which the bonus is to be paid; (iii) if Funds From Operations per share, on an annualized basis, for the year for which the bonus is to be paid, increases by at least 7% but less than 10% from the Funds From Operations per share for the previous year, then 22.5% of the executive's base salary for the year for which the bonus is to be paid; (iv) if Funds From Operations per share, on an annualized basis, for the year for which the bonus is to be paid, increases by at least 10% but less than 15% from Funds From Operations per share for the previous year, then 30% of the executive's base salary for the year for which the bonus is to be paid; and (v) if Funds From Operations per share, on an annualized basis, for the year for which the bonus is to be paid, increases by 15% or more from Funds From Operations per share for the previous year, then 50% of the executive's base salary for the year for which the bonus is to be paid. For purposes of the Ramco Principals' Employment Agreements, "Funds From Operations" means net income (computed in accordance with generally accepted United States accounting principles), excluding gains (or losses) from debt restructuring or sales of property, plus depreciation of real property, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect Funds from Operations on the same basis. In addition, pursuant to the 1996 Share Option Plan (the "1996 Plan"), each of the Ramco Principals will receive options to purchase 24,000 shares of the Trust (that will vest in equal installments over three years), at an exercise price equal to $16.00 per share. The Ramco Principals' Employment Agreements also provide for certain severance payments in the event of death or disability.

     Each of the Ramco Principals' Employment Agreements provides that if the Ramco Principal is terminated without cause or he terminates his employment for "good reason" (as defined below), such executive officer will be entitled to receive a severance payment equal to the greater of (i) the aggregate of all compensation due to such executive officer during the balance of the term of the employment agreement and (ii) 2.99 times the "base amount" (as defined in the Internal Revenue Code of 1986, as amended) or, after the second anniversary of the date of such agreement, 1.99 times and, for the duration of the term, those fringe benefits provided for under such agreement. "Good reason" includes diminution in authority, change of location, fewer than two Ramco Principals serving as members of the Board of Trustees or the Ramco Principals constitute less than 20% of the members of the Board, and a "change of control." A change of control will occur if any person or group of commonly controlled persons other than the Ramco Principals or their affiliates owns or controls, directly or indirectly, more than 25% of the voting control or value of the capital stock (or securities convertible or exchangeable therefor) of the Trust.

     The Ramco Principals' Employment Agreements provide that the Ramco Principals will conduct all of their real estate ownership, acquisition, management and development activities (other than certain limited activities relating to their existing video arcade, fast food franchise and other businesses and activities relating to certain excluded assets) through the Trust. In connection therewith, the Ramco Principals have agreed to offer all real estate opportunities of which they become aware (other than opportunities relating to certain excluded assets) to the Trust.

     The Ramco Principals' Employment Agreements also provide that the Trust will indemnify each Ramco Principal to the fullest extent permitted by law, and will advance to such executive officer all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted.

SEVERANCE AND OTHER ARRANGEMENTS WITH EXECUTIVE OFFICERS AND CERTAIN KEY
EMPLOYEES

     On August 9, 1994, the Board of Trustees adopted a resolution authorizing the Trust to adopt a severance policy pursuant to which each employee (other than Messrs. Liechtung and Pashcow, who were not covered by such policy) whose employment with the Trust was terminated after such date would be entitled to receive from the Trust an amount equal to one month's salary for each year that such employee was employed by the Trust (and/or the Trust's predecessors), up to a maximum of 12 months' salary. In addition, in connection with the negotiation of the Ramco Transaction, the Board of Trustees determined that it was necessary to enter into arrangements with certain of the executive officers and key employees of the Trust, to induce such individuals to remain in the employ of the Trust at least through the consummation of the Ramco Transaction. Accordingly, on August 9, 1994, the Board of Trustees authorized the payment to Messrs. Edwin Frankel, Stanley Rappoport and Steven Liechtung of bonuses (in addition to the severance arrangements described above) equal to 100% of six months' salary (with respect to Mr. Frankel) and 25% of six months' salary (with respect to Messrs. Rappoport and Steven Liechtung), which bonuses would be paid only in the event that such employee was employed by the Trust upon the consummation of the Ramco Transaction. On February 8, 1995, in recognition of the fact that the Ramco Transaction was not expected to be consummated for several more months, the Compensation Committee of the Board of Trustees authorized an increase in Mr. Frankel's bonus to 100% of seven months' salary; authorized the payment to Mr. Rappoport of severance pay equal to 100% of six months' base salary (in lieu of the standard severance arrangements described above), in addition to the bonus payment referred to above; and authorized an increase in Mr. Steven Liechtung's bonus to 100% of four months' salary. On March 15, 1996, the Compensation Committee ratified an additional bonus of $50,000 payable to Mr. Frankel. The payments made to each of Messrs. Frankel, Rappoport and Johnston, each of whom was an executive officer of the Trust in 1995, equalled approximately $272,000, $119,000 and $135,000, respectively.

     In connection with the closing of the Ramco Transaction, the Trust purchased all outstanding options under the 1989 Employee's Stock Option Plan from the holders thereof, except for Mr. Pashcow and Mr. Liechtung, at a price of $.50 per option. Messrs. Frankel and Johnston each received $25,000 in respect of their outstanding options and Mr. Steven Liechtung received $10,000 in respect of his outstanding options.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Trustees (the "Committee") is responsible for administering the Trust's senior management compensation program. The Committee is composed entirely of independent Trustees who are not employees of the Trust; the individual members are listed below. None of these individuals has any interlocking or other relationships with the Trust that would call into question their independence as Committee members.

     Except as otherwise described below, the Committee has general review authority over compensation levels of, and sets the compensation of, all corporate officers and key management personnel of the Trust. The Committee also administers employee benefit and incentive compensation programs, and considers and recommends to the Board new benefit programs.

     Pursuant to recently adopted rules designed to enhance disclosure of companies' policies toward executive compensation, set forth below is a report of the Committee addressing the Trust's compensation policies for 1995 as they affected the Trust's two principal executive officers, Herbert Liechtung, the President of the Trust, and Joel M. Pashcow, the Chairman of the Trust, and its three other most highly paid executives,

Stanley Rappoport, John J. Johnston, Jr. and Edwin R. Frankel, the Executive Vice President, Vice President-Real Estate Counsel and Secretary, and Senior Vice President and Treasurer, respectively, of the Trust.

     The compensation of each of Messrs. Liechtung and Pashcow was set pursuant to a 10-year employment agreement between each such individual and the Trust. These employment agreements contained provisions for, among other things, calculating the base salary paid to each of Messrs. Liechtung and Pashcow, as well as the formulae used to determine bonus payments to such individuals.

     Base salary for each of Mr. Liechtung and Mr. Pashcow was adjusted annually to reflect cost-of-living increases, subject to certain limitations. The bonus payments payable to Messrs. Liechtung and Pashcow pursuant to their respective employment contracts related directly to the Trust's performance and the individual performance of such officers; a Distribution Incentive Bonus was payable only to the extent that distributions to the Trust's Shareholders during a fiscal year exceeded a specified amount, and an Origination Bonus was paid only to the extent that the Trust succeeded in making certain long-term investments. Messrs. Liechtung and Pashcow did not receive a Distribution Incentive Bonus or an Organization Bonus for 1995. However, pursuant to their respective Termination Agreements, Messrs. Liechtung and Pashcow were paid Origination Bonuses equalling $159,800 and $79,900, respectively, in 1996. The Trust also provided certain other benefits to Messrs. Liechtung and Pashcow during 1995 pursuant to such employment agreements in the form of non-cash compensation, for items such as professional fees and insurance. Messrs. Liechtung and Pashcow also participated in medical, retirement and other benefit plans available to other officers and employees of the Trust. Messrs. Liechtung and Pashcow have participated in the deliberations of the Committee, but did not vote with respect to the compensation of the other members of the Trust's senior management.

     The Committee did not negotiate or pass separately upon the payments to be made to Mr. Liechtung pursuant to the Liechtung Termination Agreement. The terms of the Liechtung Termination Agreement were negotiated by a Special Acquisition Committee of the Board of Trustees, and were unanimously approved by the members of the Board of Trustees (other than Messrs. Liechtung and Pashcow).

     The compensation package offered by the Trust to its senior executives is intended to enable the Trust to attract, motivate and retain qualified senior management, taking into account both annual and long-term performance goals of the Trust and recognizing individual initiative and achievements. Executive compensation generally consists of base salary and annual bonus, as well as a combination of benefit programs. Annual bonus payments for such officers generally were set at a minimum level and are viewed by the Committee and such officers as a component of base compensation. Bonus payments in excess of such minimum amount may be paid by the Trust, upon the recommendation of the Committee after taking into account the views of the Chairman and the Chief Executive Officer of the Trust, to reward superior individual performance and improvement in the performance of the Trust.

     In view of the recent adverse economic climate and its effect on the real estate industry generally and the Trust's performance specifically, compensation increases for Messrs. Rappoport, Johnston and Frankel were limited in 1995 to cost-of-living adjustments to base salary. In addition, Messrs. Johnston and Frankel received bonus payments equal to the bonus payments paid to such officers for 1994. As stated above, these bonuses constituted a component of such officers' base compensation; the Committee believed that failure to pay such bonuses could adversely affect morale and put the Trust at a competitive disadvantage in its ability to attract and retain qualified individuals. The aggregate compensation paid to Messrs. Rappoport, Johnston and Frankel for 1995 was less than that paid in 1994, after taking into account the impact of inflation.

Mr. Rappoport received no annual bonus payment; his entire compensation package was comprised of base salary plus participation in the Trust's benefit programs.

     In addition, as described above under "Severance and Other Arrangements with Executive Officers and Certain Key Employees," the Committee reviewed the additional bonuses and other payments to be paid to Messrs. Frankel and Rappoport which were authorized by the Board of Trustees in order to induce such individuals to remain in the employment of the Trust through the consummation of the Ramco Transaction. (The Committee did not approve separately the severance and other arrangements approved by the Board of Trustees in August 1994.) As described above, the Committee, after taking into account the extended time period during which the Ramco Transaction was expected to be consummated, determined to increase such payments. The Committee determined that the services provided by Messrs. Frankel and Rappoport were essential to the Trust's well-being, and that failure to retain the services of such individuals, at a time when the Transaction was still being negotiated, could have had an adverse effect on the Trust. Accordingly, the Committee, together with the Special Acquisition Committee, authorized the special bonus and other payments to Messrs. Frankel and Rappoport.

     The Committee has reviewed the Trust's compensation policies in light of the addition of Section 162(m) to the Internal Revenue Code, which generally limits deductions for compensation paid to certain executive officers to $1,000,000 per annum (although certain performance based compensation was not subject to that limit), and determined that the compensation levels of the Trust's executive officers (other than Messrs. Liechtung and Pashcow, whose compensation was not determined by the Compensation Committee) were not at a level that would be affected by such amendments. The Committee intends to continue to review the application of Section 162(m) to the Trust with respect to any future compensation programs considered by the Trust.

     In connection with, and as a result of, the consummation of the Ramco Transaction, the management, operations and business of the Trust have undergone significant changes. The current membership of the Committee differs significantly from the Committee which was in place during fiscal 1995, and the policies of the current Committee may in the future differ from those of the former Committee.

                                     MEMBERS OF THE COMPENSATION COMMITTEE:

                                     ARTHUR H. GOLDBERG
                                     STEPHEN R. BLANK
                                     ROBERT A. MEISTER

COMPENSATION OF TRUSTEES

     The independent Trustees each received $20,000 in compensation for serving as a Trustee in 1995, plus reimbursement of travel expenses and other out-of-pocket disbursements incurred in connection with attending any meetings. Except as described below, Trustees did not receive any additional compensation for attending meetings or for serving on any regular committees of the Board. Messrs. Pashcow, Liechtung and Rosoff did not receive any compensation for their services as Trustees.

COMPENSATION OF CERTAIN COMMITTEE MEMBERS

     During 1995, the Board of Trustees authorized payments totalling $150,000 to each of Messrs. Blank and Goldberg in their capacities as members of the Special Acquisition Committee (a committee comprised of Messrs. Blank, Goldberg and Rosoff established to assist the Trust's management in the negotiation of the Ramco Transaction, which committee was eliminated after consummation of the Ramco Transaction). Mr. Rosoff did not receive any compensation for his service on such committee. In addition, on April 13, 1995, the Board of Trustees authorized the payment of $25,000 to be paid to each of Messrs. Goldberg, Blumenfeld and Glickman in their capacities as members of the Spin-Off Committee (a committee established by the Board of Trustees to work with the Trust's management in structuring and analysis of certain transactions undertaken by the Trust in connection with the Ramco Transaction, which committee was eliminated after consummation of the Ramco Transaction). These payments were made to Messrs. Goldberg, Blumenfeld and Glickman during 1996.

                       RAMCO-GERSHENSON PROPERTIES TRUST

        RELATIVE PERFORMANCE V. NAREIT MORTGAGE AND EQUITY REIT INDICES
                                AND THE S&P 500
             TOTAL RETURNS INCLUDING THE REINVESTMENT OF DIVIDENDS

           Mortgage REIT Index    Equity REIT Index    S&P 500      RPT
DEC-90           100                   100              100         100
DEC-91           131.83                135.7            130.55      104
DEC-92           134.36                155.49           140.56      119
DEC-93           153.91                186.06           154.6       101
DEC-94           116.51                191.95           156.63      124
DEC-95           190.39                221.26           215.25      138


SOURCE: NAREIT & IDD/TRADELINE

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Trust's officers and Trustees and persons who own more than ten percent of a registered class of the Trust's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission") and the New York Stock Exchange. Officers, Trustees and greater than ten percent Shareholders are required by regulation of the Commission to furnish the Trust with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Trust believes that, during the fiscal year ended December 31, 1995, all filing requirements applicable to its officers, Trustees and greater than ten percent beneficial owners were satisfied.

INTERESTS OF CERTAIN PERSONS

     Steven Liechtung, the son of Herbert Liechtung, was a Vice President of the Company during 1995. Steven Liechtung received compensation aggregating $136,241 for services rendered in all capacities to the Trust during the year ended December 31, 1995. In addition, on December 6, 1989, Steven Liechtung was granted options to purchase 20,000 Shares, at an exercise price of $23.00 per Share, pursuant to the Trust's 1989 Employee's Stock Option Plan. In connection with the Ramco Transaction, these options were purchased by the Trust for an aggregate payment of $10,000. In addition, Steven Liechtung received certain severance and other payments described above in connection with the consummation of the Ramco Transaction.

     The law firm of Wolf, Block, Schorr and Sollis-Cohen ("Wolf, Block") served as special real estate counsel to the Trust in connection with the Ramco Transaction. In 1995, Wolf, Block received legal fees of approximately $809,615 from the Trust in connection with the Ramco Transaction. William Rosoff, who was a member of the Company's Board of Trustees during 1995, was a partner of Wolf, Block until January 15, 1996.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of Deloitte & Touche LLP has been appointed as independent auditors for the Trust by the Trust's Board of Trustees to examine and report on financial statements for the fiscal year ending December 31, 1996, which appointment will be submitted to Shareholders for ratification at the Meeting. Deloitte & Touche LLP audited and reported on the Trust's financial statements for the fiscal year ended December 31, 1995. Representatives of that firm are expected to be present at the Meeting, with the opportunity to make a statement if they desire to do so, and to be available to respond to appropriate questions. The affirmative vote of a majority of the Shares present and entitled to vote at the Meeting is required to ratify appointment of the independent auditors.

     Submission of the appointment of the auditors to the Shareholders for ratification will not limit the authority of the Board of Trustees to appoint another accounting firm to serve as independent auditors if the present auditors resign or their engagement is otherwise terminated. If the Shareholders do not ratify the appointment of Deloitte & Touche LLP at the Meeting, management intends to call a special meeting of Shareholders to be held as soon as practicable after the Meeting to ratify the appointment of another independent public accounting firm as independent auditors for the Trust.

                            SHAREHOLDERS' PROPOSALS

     Any proposal by a Shareholder of the Trust intended to be presented at the 1997 Annual Meeting of Shareholders must be received by the Trust at its principal executive office not later than February 10, 1996 for inclusion in the Trust's proxy statement and form of proxy relating to that meeting. Any such proposal must also comply with other requirements of the proxy solicitation rules of the Commission.

                               VOTING PROCEDURES

     Trustees are elected by a plurality of the votes cast at the Annual Meeting. Only shares that are voted in favor of a particular nominee will be counted toward such nominee's achievement of a plurality. Shares present at the Meeting that are not voted for a particular nominee or shares present by proxy where the shareholder properly withheld authority to vote for such nominee (including broker non-votes) will not be counted toward such nominee's achievement of a plurality.

                           ANNUAL REPORT ON FORM 10-K

     UPON WRITTEN REQUEST BY ANY SHAREHOLDER ENTITLED TO VOTE AT THE MEETING, THE TRUST WILL FURNISH THAT PERSON WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1995 WHICH IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO. If a person requesting the report was not a Shareholder of record on July 24, 1996, the request must contain a good faith representation that the person making the request was a beneficial owner of Shares at the close of business on such date. Requests should be addressed to Linda Anderson, Ramco-Gershenson Properties Trust, 27600 Northwestern Highway, Suite 200, Southfield, Michigan 48034.

                   OTHER BUSINESS AND EXPENSE OF SOLICITATION

     Management does not know of any other matters to be brought before the Meeting except those set forth in the notice thereof. If other business is properly presented for consideration at the Meeting, it is intended that the proxies will be voted by the persons named therein in accordance with their judgment on such matters. Proxies are being solicited on behalf of the Board of Trustees by use of the mail. The cost of preparing this Proxy Statement and all other costs in connection with this solicitation of proxies for the Meeting is being borne by the Trust.

     Your cooperation in giving this matter your immediate attention and in returning your proxies promptly will be appreciated.

                                        By Order of the Board of Trustees
                                        /s/Richard D. Gershenson
                                        Richard D. Gershenson, Secretary
August 19, 1996

                       RAMCO-GERSHENSON PROPERTIES TRUST

                     27600 NORTHWESTERN HIGHWAY, SUITE 200
                          SOUTHFIELD, MICHIGAN  48034
                  PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
                             ON SEPTEMBER 10, 1996

         The undersigned hereby appoints BRUCE A. GERSHENSON and RICHARD D. GERSHENSON or either of them, each with full power of substitution, proxies of the undersigned to vote all shares of beneficial interest of Ramco-Gershenson Properties Trust (the "Trust") which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Trust to be held on the 10th day of September, 1996 at 11:00 a.m., at the Ritz-Carlton Hotel, 300 Town Center Drive, Dearborn, Michigan and all adjournments thereof, as fully and with the same force and effect as the undersigned might or could do if personally present thereat. Said proxies are instructed to vote as follows:

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

         PLEASE MARK YOUR
         VOTES AS IN THIS
         EXAMPLE

1.       Election of Class II Trustees.

         FOR                      WITHHELD
         [   ]                        [    ]

NOMINEES:        Selwyn Isakow
                 Arthur H. Goldberg
                 Mark K. Rosenfeld

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.

_________________________________________

2. The ratification of the selection by the Board of Trustees of the Trust of Deloitte & Touche LLP as the independent public accountants of the Trust for the fiscal year commencing January 1, 1996.

                 FOR                       AGAINST                  ABSTAIN

                [   ]                       [   ]                    [   ]

3. In accordance with their judgment with respect to any other business that may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE THREE NOMINEES.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED
ENVELOPE.

SIGNATURE(S)_______________________________________DATE_______________1996

NOTE: This Proxy must be signed exactly as your name appears. Executor, administrator, trustee, partners, etc. should give full title as such. If the signer is a corporation, please sign full corporation name by duly authorized officer, who should state his title.